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On September 7, 2016, Yahoo! Inc. (“Yahoo”) Chief Financial Officer Ken Goldman participated in a question-and-answer session at the Citi Global Technology Conference in New York. A transcript of the question-and-answer session is set forth below.

CORPORATE PARTICIPANTS

Ken Goldman Yahoo! Inc. - CFO

Joon Huh Yahoo!, Inc. - VP of IR

CONFERENCE CALL PARTICIPANTS

Mark May Citigroup - Analyst

PRESENTATION

Mark May - Citigroup - Analyst

Thank you again for participating this year, Joon Huh who, among other things, runs Investor Relations for Yahoo!, and Ken Goldman, the Chief Financial Officer at Yahoo!. Ken is going to kick it off with some insightful comments and disclaimers and then we will get into some questions. And I want to leave plenty of time for Q&A because I know there are a lot of probably smarter questions out in the audience, so we will leave plenty of time at the end for that. So, Ken.

Ken Goldman - Yahoo! Inc. - CFO

Yes, thanks. It is actually interesting — I do enjoy very much coming to this conference that Citi and Mark have invited us to. I always combine it with I am on the East Coast, and I think one time I was in Nantucket, couldn’t get here because of fog. Another time we had to cancel for some last-minute issues.

Mark May - Citigroup - Analyst

I wasn’t going to bring that up.

Ken Goldman - Yahoo! Inc. - CFO

It is always interesting to make it to this conference. But Joon actually forced me to come here a day early so I wouldn’t jeopardize. So let me say a couple of comments first.

First of all a disclaimer that I would like to remain to today’s discussion may contain forward-looking statements about our expected financial and operational performance. Please refer to our risk factors that are included in our SEC filings, 10-Q and 10-K relative to forward-looking statements.

Just a couple of comments. One is for me it has been certainly a privilege to be at Yahoo!. I found it a wonderful Company in a very interesting space. So I have enjoyed it very, very much and appreciate it.

I would also say that I just want to extend my thanks. Through this process we have a lot of people working very, very hard whether it is management, whether it is the financial folks, whether it is the legal folks, whether it is our Board. So we have a lot of folks that have worked extremely hard through this process.

Just a couple of comments that I wanted to refer people back a little bit to our 2Q and then a couple other comments. We did GAAP revenue then of about $1.308 billion. And the nice thing is we were able to recognize the Microsoft search affiliate revenue on a gross basis as opposed to a net. And so, that added about $250 million to our GAAP revenue, ex-TAC is about $841 million.

Non-GAAP expenses, operating cash expenses were $669 million. We will continue to bring that down; it was down about $112 million or 14% year over year. Headcount at the end of the second quarter was 8,800 which was down 2,100 year over year. And I think we got up to about 14,000 all in back in the 2011-2012 timeframe. Our EBITDA, adjusted EBITDA was $172 million.

The nice thing is we have been really focused very strongly on cash, cash flow. Cash and marketable securities were $7.7 billion. Nice thing is that is up over $800 million year to date, and again this is all through June. Free cash flow was $426 million, which included the proceeds of — net proceeds of about $246 million from the sale of Santa Clara land, which was very timely.

Capital expenditures continue to trend down, only $152 million through the first half which was down about 43% year over year. And we received a cash dividend from Yahoo! Japan of $157 million.

Just a couple other quick comments, we have really worked hard to be good stewards and fiduciaries of our Company. I would just point out three or four things over the past few years.

We did renegotiate — it is actually very timely when you think about Alibaba stock right now. We did renegotiate the 2012 Alibaba deal to reduce the number of shares that we would sell. We ended up selling 140 million roughly versus 261 million. If you look at versus today’s price that added about $4 billion in value.

We repurchased over the last four years approximately 9.4 billion at an average price of a little over $31, which also added over $3 billion of value to the Company. We announced the agreement to sell to Verizon, which I am not going to cover in any numbers, so you’ve seen all that.

We monetized the land of — Santa Clara land for almost $250 million. And over this past four years had free cash flow of approximately $3 billion, actually a little over $3 billion.

So we will continue in many cases to do very well relative to how we thought about capital allocation and thinking about maximizing cash flow and value. And if you look at the stock price as of yesterday, it is about 3X where it was four years — versus four years ago. So with that I will —.

Mark May - Citigroup - Analyst

Okay, thanks. As I survey investors or clients with questions, most of them obviously relate to transactions, strategic alternatives, etc. I just wanted to ask you a couple about the core business first before digging into those things.

Ken Goldman - Yahoo! Inc. - CFO

Sure.

Mark May - Citigroup - Analyst

First on the search business, you guys announced a partnership bringing in Google into the search partner fold last year. Can you update us on kind of or remind us when did you start incorporating Google into the search at Yahoo!? And kind of where are we — as we sit today does Google represent a meaningful portion of your search adds and how do you think about allocating among sort of three options that you have there?

Ken Goldman - Yahoo! Inc. - CFO

I mean I think — it has been I guess a little over six months. But to me the nice thing is we have three very good alternatives. And you can sort of optimize by — a little bit by geography, by vertical and by account.

And so, clearly we have certain restrictions on Bing in terms of minimum uses there on the desktop so we are very focused on that. But we can — by the fact that we have our own search, by the fact that we use Bing from Microsoft, we use Google, it gives us, to me, a little bit the best of all worlds in terms of optimizing that.

So, in search you really want to have some internal capability to really understand how to think through this as opposed to being just purely dependent. So, I think we’ve come a long way in search. I mean obviously the idea we can sort of optimize — and I don’t want to say pick and choose, but that does give us some flexibility to improve our revenue and so forth.

So, it has gone actually overall quite well. We have good relationships with both Microsoft and Google. I am not sure how many others do that. And then we have our own search capability as well.

Mark May - Citigroup - Analyst

At this point are you kind of 100% of the way there in terms of the optimization engine is fully working and you have kind of fully optimized search monetization or how would you —?

Ken Goldman - Yahoo! Inc. - CFO

Yes, I think we will continue to tune it, but, yes —.

Joon Huh - Yahoo!, Inc. - VP of IR

Yes, I don’t think we are fully optimized. I think search is one of those businesses where you are constantly learning. And to be clear, on the desktop side the majority, 51% still runs through Microsoft as part of the agreement. In non-mobile we have a little bit more flexibility.

So, certainly would look at different verticals and we look at our own platform, we look at our partners and how they monetize. And revenue monetization is certainly one factor that we take into consideration when we think about allocation.

Mark May - Citigroup - Analyst

I am sure coverage is one thing that Google provides you.

Joon Huh - Yahoo!, Inc. - VP of IR

Sure.

Mark May - Citigroup - Analyst

But is it fair to say that Google also on average has a fairly meaningful higher RPS and you are able to kind of take advantage of that?

Ken Goldman - Yahoo! Inc. - CFO

Yes, I don’t think we want to — I don’t think we want to go there. I mean, I think it is — again, the fact is depending upon the vertical, the geography all of our capabilities have their optimum approaches. And so, I don’t think we want to say initially one is better than the other.

Mark May - Citigroup - Analyst

Okay. One more on the core business. There has been a lot of focus on live sports streaming of late. And obviously we have got the NFL Twitter deal coming in in a few weeks. Yahoo! also has some experience in this area.

I’m wondering if you guys can talk a little bit about that. Have streaming of live sporting events kind of lived up to your expectations? Would you — did you actively pursue that latest deal based on your experience there? Maybe —.

Ken Goldman - Yahoo! Inc. - CFO

I think a couple of things. First of all I think we did very well when we did the NFL. I think clearly the uncertainty that has been a part of the Company the last few months as we went through this process made it more challenging to compete for some of these opportunities.

And so — but we are pleased, I mean we did it all internally. I think others as they look at this have actually outsourced some of the capabilities. So, in my opinion and from everything I have read we had a flawless capability. We did quite well I think on streaming the Berkshire annual meeting, which again I think was — to me it was a pleasure because I had never seen it and so I was able to get up and watch it.

And so — and that was extremely well received as well. So, I think this is an area that sports is very important to us. We will continue to focus on it. Our video O&O has gone up quite well. Where we had some challenges with video is really more in the third party.

But video is very important and video and sports is even more important. And we have a number of deals with the various professional sports leagues to carry some of their services. I don’t know if you want to add anything to that?

Joon Huh - Yahoo!, Inc. - VP of IR

Yes, I think some of the leagues I mean we have had deals with NHL to broadcast one of their weekly games and then we also had a deal with Major league baseball doing a game a day. We recently announced a deal with ESL which is Esports’ largest provider. So, providing content, editorial and reporting on a lot of the sort of emerging Esports (multiple speakers).

Mark May - Citigroup - Analyst

And how would you characterize kind of viewing of a lot of those things versus your expectations? Still work to be done, more that you could do or did it exceed (multiple speakers)?

Ken Goldman - Yahoo! Inc. - CFO

No, I think there is a lot more we can do. And again, it is one of the — if you think about the areas that we are very focused on, whether it is news, sports and finance, I mean — lifestyle, I mean sports is clearly very, very important to us and it will be — continue to focus.

And I think one of the things everyone has found is sports is one of those things that really does grab attention. People want to watch it live, they don’t want to initially record it. So, it is definitely something that you will see more and more streaming as we go forward. I think virtually all of the major leagues have talked about more streaming capabilities as we go forward versus TV or versus linear.

Mark May - Citigroup - Analyst

Okay, if we could shift now to more of the transactional questions. Maybe starting out on the registered public — publicly traded investment Company structure, why that makes sense. What are some of the pros, what are some of the cons or potential negative ramifications?

Ken Goldman - Yahoo! Inc. - CFO

I think that will come up, but the reality is I think as we said, I mean there is basically a company we are selling and there is a company that is remaining. The remaining company is fundamentally a company that possesses, if you will, a number of securities, Alibaba clearly is the biggest focus there. Yahoo! Japan is also obviously large. A number of minority investments and obviously what we call noncore patents, Excalibur.

So it is fundamentally an investment company, I am not going to go through it all, that will be a lot more in the proxy. But the value there is very clear. And so, we will follow that as it goes forward. Clearly Alibaba is — their stock, which again we are just an investor, has done very well since they announced their earnings which has been very, very helpful to the overall value of that and to obviously the value of the Company as we speak today.

Mark May - Citigroup - Analyst

Are there any implications in terms of follow-on transactions down the road that we should be thinking about for Remain Co?

Ken Goldman - Yahoo! Inc. - CFO

Not necessarily. I mean I think we have been very clear, I think we were very clear in our call that we’ve been trying to do what — we’re trying to look at all of the ways in terms of the Alibaba stake which could be done in a tax efficient manner. They could hold it indefinitely. And again, there is a number of things that that Board will be thinking about as they think about how to maximize the value of that entity.

I mean again part of the — to me the nice thing is the less shares we sold at the IPO, had we sold those shares and the shares we did sell, both times when we sold shares of Alibaba it was fully taxable transactions.

The nice thing of selling less shares at the IPO, you had both the gain and the higher value at least on paper today. And two is we didn’t have to pay tax upfront and so hopefully that will sort itself out and be optimized over time. So, to me that was a good transaction and, like anything else, I wish we hadn’t sold the original half when we did back in 2012.

Mark May - Citigroup - Analyst

You talked about optimizing potential taxable events. What are some of the things that are within Yahoo’s! control, either assets that you have or might be created that could provide some sort of shield even in the event that there is a taxable transaction? Say if YJ is disposed in a taxable event, are there any assets or things that Yahoo! has within its control to kind of shield itself?

Ken Goldman - Yahoo! Inc. - CFO

Yes, I mean I am not going to go through all the various thoughts. I mean that is something that that the new Board will be very focused on in terms of how they think about it. What we have said in the past is the basis of Yahoo! Japan is relatively small and so — we haven’t given the exact basis, I am not going to cover it here, but it is relatively modest.

So, how we end up doing that and so forth, there will be a lot of discussions along the way there. And again, I always want to be extremely respectful, they are a public company. And so we will leave it there as to what I can say in terms of that.

And again, between our management and our Board and our SRC we are very, very involved as well as working with our advisors as to how to think about optimizing and maximizing that. And clearly you look at the stock today, it trades at a discount vis-a-vis the intrinsic value there. And so, the more that that can be reduced over time it would be obviously appreciated — accretive to investors. And that is what we are thinking about.

Mark May - Citigroup - Analyst

Okay. But are there any — just kind of (multiple speakers)?

Ken Goldman - Yahoo! Inc. - CFO

I’m not going to be specific. I am not really about to be too specific on those things so I am not going to do that today.

Mark May - Citigroup - Analyst

Okay.

Ken Goldman - Yahoo! Inc. - CFO

I already have a bunch of legal folks listening to this call.

Mark May - Citigroup - Analyst

What about — why don’t I ask a question regarding the patents. Maybe if you could update us on that process, kind of where you are in that process.

Ken Goldman - Yahoo! Inc. - CFO

Yes, I mean the way we think about it is we kept a number of patents ourselves, we put a number in that. And again, if you look at over time — correct me if I am wrong — I think we’ve sold something like $800 million of patents over time.

Joon Huh - Yahoo!, Inc. - VP of IR

I think it is closer to $700 million.

Ken Goldman - Yahoo! Inc. - CFO

$700 million. And we — there’s I think similar kinds of numbers we did, by the way, in terms of the hedging of our Yahoo! Japan stake. So the nice thing is we were able to gain a greater amount of cash over the years by hedging our net investment in Yahoo! Japan. And that was helpful when the yen was trading more like 120 versus where it is today.

So first of all, we have done I think a very nice job in terms of monetizing our patents over the years. We have now basically bifurcated those into ones that will be part of the core business and ones that we didn’t feel were important to the core business so to speak. And that will be looked at to monetize.

That is a simple situation where there is no forcing function to do any deal before you have to do a deal. So between us and our Board, we’ll continue to look at when does it make the most sense to think about a bid there and so forth. And that could be upfront, it could be over time.

There is a number of different ways to think about that. And again the whole idea there is maximize cash flow. And the reason I talked about my first comments here is we have been very, very focused on free cash flow. We’ve actually been focused on it for the four years I have been here. If anything we are even more focused on it today and thinking about how to really work operating cash flow and free cash flow, think about capital expenditures, think about our working capital.

So, we’ve been really working hard at that. And so, that was part of the reason why we sold the excess land we had in Santa Clara. And again, kudos to — I mean if you really want to think of kudos, kudos to the original team at Yahoo! who did the investment. I think it was a $1 billion investment in Alibaba and think about potentially it could have been a $100 billion value.

Think about the Yahoo! Japan investment. Think about the fact that they bought the land at a very attractive price as well. So, a lot of kudos to the original Yahoo! team who in their foresight developed the Yahoo! Japan business, invested in Alibaba and so forth.

Mark May - Citigroup - Analyst

In terms of the Excalibur portfolio, how should we be thinking about the tax implications for the sale of that?

Ken Goldman - Yahoo! Inc. - CFO

Well again, as far as I understand, I guess that someone could correct me, but I think it will — it will be — I presume it will be taxable. So again, it will be revenue and income or income at least. So I presume it will be taxable, but I am not going to go into exactly how and how much and so forth.

Mark May - Citigroup - Analyst

That is the way we should sort of be thinking about it?

Joon Huh - Yahoo!, Inc. - VP of IR

Yes.

Mark May - Citigroup - Analyst

Okay. And has your thinking — earlier in the year you gave that $1 billion to $3 billion fairly wide range that included the real estate, which now we sort of know what the realized value is there. Has your thinking evolved about the potential value of the Excalibur —?

Ken Goldman - Yahoo! Inc. - CFO

Yes, we — I don’t think we have updated that.

Joon Huh - Yahoo!, Inc. - VP of IR

Yeah, I don’t think we have updated that. What we said, I know — I think it was in our press release back in Q1 that you are referring to. Obviously the real estate has been monetized.

In terms of Excalibur, I think we said before that it had been marketed, we had strong interest and the Board will look at that and see what the best way to maximize value there is. So, whether it is sold or whether it is held and there is a licensing business or whatever, they will continue to evaluate the best path forward.

Ken Goldman - Yahoo! Inc. - CFO

And I would add we have a number of relatively modest sized, but there are a number of other minority investments that we do have that will go with the Remain Co, which will also be monetized over time.

Mark May - Citigroup - Analyst

I’m sorry, I didn’t catch that (multiple speakers).

Ken Goldman - Yahoo! Inc. - CFO

We have a number of modest minority investments that will also go with Remain Co that will be monetized over time.

Mark May - Citigroup - Analyst

Got it. What is the sort of book value of those?

Ken Goldman - Yahoo! Inc. - CFO

Yes, I don’t want to give the exact number. Again, that will all come out —.

Mark May - Citigroup - Analyst

In the proxy.

Ken Goldman - Yahoo! Inc. - CFO

Come out in the wash, as they say.

Mark May - Citigroup - Analyst

Okay, all right. Going back kind of to the topic around Remain Co. I think the prevailing view out there is that there is only one potential buyer of that entity over time and the name rhymes with raba (laughter).

Ken Goldman - Yahoo! Inc. - CFO

(Inaudible) (laughter).

Mark May - Citigroup - Analyst

Is that the way to think about it? Are there any other potential buyers of that asset over time?

Ken Goldman - Yahoo! Inc. - CFO

I think that is the one that people have sort of brought up. I mean it is hard to speculate. I mean there is an obvious one. Again, I have always found these things, when deals come down to what makes win-win deals for folks, I think that will all depend upon how the stock trades, how others — whether it is Alibaba or whoever else — thinks about can they do something there that would be a win for their shareholders or not.

So, they will be very thoughtful in terms of dollars and cents. We have the utmost — I will just say it out loud — we have the utmost respect for the team over there, they have done a phenomenal job. Kudos to them, honestly, in terms of everything they have executed on. And again kudos to our team that sort of invested to help them start up years ago. So kudos there.

But — and again, I think as to — we’ll see how the stock trades when the core businesses are sold. And then I think the management team, the Board of that entity can decide what makes the most sense in terms of how to reduce the discount there. And I am confident they will work that very hard.

Mark May - Citigroup - Analyst

In terms of that discount, I know you guys have given a lot of thought around — that is one of the key reasons why you sort of changed direction last year in terms of what sort of structure you are looking to pursue. But what do you think is the — how do you think about what the appropriate or discount is?

Ken Goldman - Yahoo! Inc. - CFO

I don’t know, I just know that — again, I think you could all speculate on that, but clearly if you look at the sum of the parts today there is a pretty large discount that exists even as Alibaba stock has traded up the last few days. That discount seems to be about the same.

So again, I think sometimes I have seen these things where we have additional transparency when our deal closes and people can see it for what it is exactly worth. That will create a much more direct association with the value there and maybe then it trades better, we will see. Maybe the actions that the Board then takes will help trade it. So, we will have to wait and see.

But I think clearly all of us believe there is a real opportunity there relative to closing that discount and that is something that between us, the Board, SRC, advisors that we are working very, very hard at and have been working hard. And again, it is unfortunate that the way we thought about the forward spin didn’t work. There was a lot of reasons for that at the time. But again, we are very pleased with the progress we have made on this new approach so to speak.

Mark May - Citigroup - Analyst

I mean the Board and management team has done a lot to provide transparency around value, right? Certainly the Verizon deal has gone a long way in that regard. You guys have put values out there for patents and real estate and realized value there. I mean what — you mentioned other actions that Board could take (multiple speakers).

Ken Goldman - Yahoo! Inc. - CFO

Well my own opinion on that is, the market loathes uncertainty. And so, once the deal closes and then you have the new Company, if you will, or Remain Co trading in and of itself, separate from the core, that will be a new stock so to speak. And I think there will be greater transparency between that, what the assets are worth as opposed to today when the stock trades it still includes the core business.

And, yes, we can say what things could be worth or whatever, but it is on paper. And I think my own opinion is when that separates out that will create additional transparency for the market. So I think that will be positive.

Mark May - Citigroup - Analyst

Yes. Maybe one more and then I will open it up. In terms of buybacks, a lot of questions around this. What is it about — I know the Excalibur process, a possible YJ process that may be preventing the Board from actually doing a buyback (multiple speakers)?

Ken Goldman - Yahoo! Inc. - CFO

Again, that is something that we have to keep to ourselves, so to speak. Clearly we are working very hard on putting out the proxy. That will have a lot of information obviously in it. I think we were very clear, our SRC member who was on the call last time was very — Tom was very clear as to — when he was asked that question as to we have to be very careful as to when we are in possession of nonpublic information or material nonpublic information.

So that is a decision that between the Board and legal make and based upon all the facts and circumstances at such time. So it isn’t any one thing per se, it is based upon the information that we may or may not have at any point in time. So, I am going to leave it there.

And so, clearly one of the reasons I said what I said earlier, the fact is we have repurchased during our period of time over $9 billion of stock at $31.50 I think is the actual price, $31.59. So we have done that.

We have been very thoughtful, we have liked buying back stock, we have done it a lot. And clearly that is one of the things that we will be looking at when we can as well. We think it has been a very good way of returning cash to shareholders in a tax efficient way.

Mark May - Citigroup - Analyst

Just sort of one or two more on the buyback. Is there any reason for Remain Co to have anything other than just nominal cash?

Ken Goldman - Yahoo! Inc. - CFO

I think that is generally the case. I mean obviously they’ll have to decide what makes the most sense. But I think we have been very clear that we want to be basically returning cash to shareholders in the most tax efficient way possible and do it as expeditiously as we can. So, yes, I think that is very true. But again, it is covered by the comments I just made earlier about when the open window is.

Joon Huh - Yahoo!, Inc. - VP of IR

Yes, I think it was in the press release and we covered it on the call — on the July 25 call that all or substantially all the proceeds that we would return to shareholders.

Mark May - Citigroup - Analyst

In a situation like this is it fair to say that a special dividend makes more sense than a buyback or —?

Ken Goldman - Yahoo! Inc. - CFO

Actually I haven’t said anything about a special dividend. Are you just talking about special stock dividend or special cash dividend, I am not sure?

Mark May - Citigroup - Analyst

Cash dividend.

Ken Goldman - Yahoo! Inc. - CFO

We haven’t actually talked too much about doing a cash dividend. I mean clearly, again, one of the reasons why we come to investor conferences like this, we do appreciate hearing from our shareholders. And we have heard from a number of whom, not all the same, but many of them have said they’d prefer a stock buyback because it is more tax efficient.

Or to say the other way around, they are taxable entities. And so, we have not talked about cash dividends. Again, I don’t when to leave — I don’t when to preclude any alternative. But clearly we are very focused on what is perceived to be the most tax efficient way of returning cash possible to investors.

Mark May - Citigroup - Analyst

And then last one, in terms of once you do file the proxy, does that sort of address this material nonpublic information (multiple speakers)?

Ken Goldman - Yahoo! Inc. - CFO

Yes, I tried to say before it may or may not. Again, I don’t want to be clear there because, again, that is always a decision that is subject to legal review of what we know and so forth as well as what our Board and management feel. So, I have got to leave it there.

And so, we will make — we understand the desire of investors, we clearly understand that. And again, one of the reasons why I talked about buybacks is clearly we think that is in our collective interest. But again, I am not going to say when we can or cannot do that because that will dependent upon when legal says we can do it.

Mark May - Citigroup - Analyst

I have got a question up front.

QUESTION AND ANSWER

Unidentified Audience Member

Is there anything structurally or contractually that would prevent you from consummating a transaction with Alibaba or another third party before the core business sale were to close in the first quarter of 2017? And just the same kind of question on the buyback, is there anything structurally or contractually specific to the core business process?

Ken Goldman - Yahoo! Inc. - CFO

I think it would be hard to do, so I don’t anticipate right now that we would do something before we separate out, if you will, the core business. I’m sorry, what was your other question?

Unidentified Audience Member

Related to buyback as well. Is there anything just contractually that would prevent you from —?

Ken Goldman - Yahoo! Inc. - CFO

No, I mean I think that comes back to the question Mark asked earlier about when we feel we can be a, quote unquote, a true open window. And so, no, we will do that when we can and when we think it makes the most economic sense. So we are guided by what we can do legally and we are also guided by what makes economic sense.

Unidentified Audience Member

And just final question. Could you just help me understand —.

Ken Goldman - Yahoo! Inc. - CFO

By the way is it 100% — I always like to remind people, I have done this every time I have presented. There is clear alignment between what management and the Board want to do and what investors want to do. I mean, we are all up to doing whatever we can to be accretive to our share price. So we clearly understand the message there.

Unidentified Audience Member

And just final question, can you just help me understand these two points? So you say that the stock currently trades at a discount to its intrinsic value. So I am assuming that you believe that there is some tax savings because it is trading — the stock right now is imputing no incremental tax savings?

And then, but how do I reconcile that with the fact that, as you said, that if Alibaba were to acquire the Company, then it would need to hold the shares indefinitely in order to not trigger the built in tax advantage?

Ken Goldman - Yahoo! Inc. - CFO

No, I didn’t say Alibaba. I said we could hold it. I said we could hold the stock indefinitely if we wanted to. Yes, I am making a very clear comment that if you look at the stock, sum of the parts, it depends upon how you calculate it all. But it effectively assumes a pretty high tax rate. You could say it’s fully taxed or close to fully taxed. And so, that is my comment. So, to me anything we could do that would be tax efficient, quote unquote, would be helpful to closing that discount.

Joon Huh - Yahoo!, Inc. - VP of IR

Yes, I think the idea here is that if you could find a way to preserve pretax value, as we said on the last call, of Alibaba shares, that is obviously a great value opportunity. So if we can do that then compared to where it is at now the implied discount is greater than that.

Mark May - Citigroup - Analyst

One over here.

Unidentified Audience Member

I was wondering when do you expect the proxy to be filed and why is it taking so long? And then finally, given that you have a Q1 timeframe for the deal to close what are the one or two reasons why it is taking the deal so long to close relative to a more standard three-month closing timeframe?

Ken Goldman - Yahoo! Inc. - CFO

Well, I am not sure how many deals you see close in three months, of this complexity, I think that would — I see a lot of deals out there when I track the market and they take 6, 9, 12 months. I can think of a couple which I am not going to mention here off the top, one of which is closing today I think.

So, I think the idea of closing three months for a deal of this structure I think that is — well, I don’t want to say what I will say. The proxy is lengthy, it is complicated. We are clearly very focused on getting it out as quickly as we can. So it is going through a very deliberate process. And I will leave it there.

We do know it takes time, so I don’t want to say how long it takes. When we were doing the forward spin it took us a number of months to get through the various regulatory bodies on that. So we are very thoughtful of that.

We have not updated the timing and so we have left the timing exactly as we said. I think we said exactly six to nine months which that would put it into Q1. And so we have not updated the timing and so I am going to leave the timing exactly that because that is the last statement we’ve made on timing.

But I would just counter your point that I don’t think at all a deal of this complexity, particularly when you are setting up the investment Company we have talked about. You are separating out the core business, selling the core business, I don’t think that timeframe is all out of the ordinary.

Unidentified Audience Member

And just as a follow-on, as far as share buybacks, obviously there is a lot of nonpublic information regarding the patents and Yahoo! Japan and Alibaba. Is there any share buyback structures you have researched which you would be able to buy shares back during times with those conversations going on? Because it is obvious that shareholders would like to see the buyback start sooner rather than later.

Ken Goldman - Yahoo! Inc. - CFO

Yes. No, as I said I — again, I said earlier, trust me, we are 100% aligned there. We want to do everything we possibly can that is supportive of our shareholders and thinking about that. And again, that is one of the things where we have to be very careful as to what we know, what the Board knows, what is in the proxy and so forth.

So again, I am going to defer to legal folks who are all over this and they have the ultimate say as to when we can do or we can’t do anything that relates to a transaction of the Company’s stock.

Mark May - Citigroup - Analyst

Any other questions? Maybe changing to some of the more core business fundamental questions for a second. Last quarter I believe it was you talked about on the video ad side, which has been a nice growing business for you guys, some pricing pressure on video ad pricing. Is that something that you think is more Yahoo! Company specific or is it more of an industry —?

Ken Goldman - Yahoo! Inc. - CFO

Yes, I think that was, that was video ad pricing, I think that was more Yahoo! specific. I think that was much more related to our third-party market and really working hard to optimize that market. So we do have some work to do there. We did okay — actually quite well in our O&O market; I think it was up 100% if I remember correctly.

So the O&O video was actually up quite nicely. It was a third-party frankly that we do need to work better on. And so that is an area that we are very, very focused on as we go forward. But it was really the difference between our third-party versus the O&O that we started.

And again, I don’t necessarily want to say it is the industry. Clearly more and more the industry is going video, something we need to be very much aware of and we are working it.

Mark May - Citigroup - Analyst

So, in the network or affiliate side, where you face competition from other providers, you think it is more of a competitive (multiple speakers)?

Ken Goldman - Yahoo! Inc. - CFO

Yes, again, I think it is third-party where you go into the overall market and so forth and programmatic as opposed to using our O&O. And O&O — the more we create inventory in our O&O the better we are going to be. So that is clear something we have clearly — in the past month we had the Olympics which was helpful.

So there is a number of things as we think about video that are really, really important and it really forms the basis frankly of our news and sports and somewhat our finance sites.

Joon Huh - Yahoo!, Inc. - VP of IR

Yes, tough to say if that is industry-wide or indicative of the industry. For us specifically, we just didn’t see as much demand for the affiliate supply that we were generating. So, we will see. I think there is a lot of buzz around video this year in terms of live and we will see the sponsorship opportunities and we will track sort of our peer groups on what they are doing on video.

Mark May - Citigroup - Analyst

Yes. Just maybe check one more time. Any other questions? Did I ask you about the timing of the proxy or the buyback? Did I (multiple speakers) —?

Ken Goldman - Yahoo! Inc. - CFO

Yes. No, I can say certain things and other things I am sort of — as you can probably understand, I am very much precluded from talking to if we haven’t said it publicly.

Mark May - Citigroup - Analyst

Okay. Well, thanks, guys. Appreciate it.

Ken Goldman - Yahoo! Inc. - CFO

Thank you. And again, thank you.

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Forward-Looking Statements.

This communication contains forward-looking statements concerning the proposed sale of Yahoo’s operating business, Yahoo’s expected financial performance and Yahoo’s strategic and operational plans and their projected impact. Risks and uncertainties may cause actual results to differ materially from the results predicted. Potential risks and uncertainties include, among others:

•	the inability to complete the transaction in a timely manner or at all, due to the inability to obtain or delays in obtaining the approval of our stockholders, the necessary regulatory approvals, or satisfaction of other conditions to the closing of the transaction;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement;

•	potential adverse effects on our partner, advertiser, vendor, and customer relationships, operating results, and business generally resulting from the announcement and pendency of the transaction;

•	the implementation of the transaction, which will require significant time, attention, and resources of our senior management and other employees within Yahoo, potentially diverting their attention from other aspects of our business;

•	risks related to Yahoo’s ability to retain or recruit key talent;

•	costs, fees, expenses, and charges related to or triggered by the transaction;

•	potential adverse effects on our business, properties, or operations caused by us implementing the transaction;

•	the initiation or outcome of any legal or regulatory proceedings that may be instituted against us relating to the transaction; and

•	the anticipated benefits of the transaction may not be realized.

All of these risks and uncertainties could potentially have an adverse impact on our business, financial performance, and stock price.

More information about other potential factors that could affect Yahoo’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. All information set forth in this communication is as of September 7, 2016. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

Important Additional Information and Where to Find It.

Yahoo will be filing with the SEC a proxy statement regarding the proposed sale of Yahoo’s operating business to Verizon Communications Inc. (“Verizon”), the definitive version of which will be sent or provided to Yahoo stockholders. BEFORE MAKING ANY VOTING DECISION, YAHOO’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ YAHOO’S PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain (when available) a free copy of Yahoo’s proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo with the SEC (when available) in connection with the proposed transaction for no charge at the SEC’s website at www.sec.gov, on the Investor Relations page of Yahoo’s website investor.yahoo.net or by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

Yahoo and its directors and executive officers, as well as Verizon and its directors and executive officers, may be deemed participants in the solicitation of proxies from Yahoo’s investors and stockholders in connection with the proposed transaction. Information concerning the ownership of Yahoo securities by Yahoo’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Yahoo’s annual report on Form 10-K for the year ended December 31, 2015, as amended, and Yahoo’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on May 23, 2016. Information about Verizon’s directors and executive officers is set forth in Verizon’s annual report on Form 10-K for the year ended December 31, 2015 and Verizon’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 21, 2016. Information regarding Yahoo’s directors, executive officers and other persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in connection with the proposed transaction, including their respective interests by security holdings or otherwise, also will be set forth in the definitive proxy statement relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the sources indicated above.